Exhibit 99.1

Longs Reports Preliminary October Revenues

WALNUT CREEK, CA (November 2, 2006) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total revenues of $378.0 million for the four-week period ended October 26, 2006, a 10.6% increase from total revenues of $341.6 million in the comparable period a year ago.

Preliminary October total retail drug store sales were $352.6 million, an increase of 4.2% from $338.5 million in the comparable period last year. Pharmacy sales were 52.9% of total drug store sales compared with 50.9% a year ago. Retail drug store same-store sales increased 2.1% compared with last year. Pharmacy same-store sales increased 4.9% and front-end same-store sales decreased 0.8%.

Preliminary third quarter total revenues of $1.23 billion for the thirteen weeks ended October 26, 2006, were 9.9% higher than the $1.12 billion reported in the comparable period last year. Preliminary third quarter total retail drug store sales were $1.15 billion, a 3.8% increase from $1.11 billion in the comparable period last year. Pharmacy sales were 52.0% of total drug store sales during the period, compared with 49.7% a year ago. Retail drug store same-store sales increased 1.8% with pharmacy same-store sales increasing 5.5% and front-end same-store sales decreasing 1.7%.

Preliminary year-to-date total revenues of $3.76 billion for the thirty-nine weeks ended October 26, 2006, were 9.6% higher than the $3.43 billion reported in the comparable period last year. Preliminary year-to-date total retail drug store sales were $3.51 billion, a 3.3% increase from $3.40 billion in the comparable period last year. Pharmacy sales were 51.2% of total drug store sales during the period, compared with 49.2% a year ago. Retail drug store same-store sales increased 2.0% with pharmacy same-store sales increasing 5.6% and front-end same-store sales decreasing 1.5%.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 500 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.